CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 40-F of CAE Inc. for the year ended March 31, 2008, of our report dated May 13, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 40-F.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-97185) of CAE Inc. of our report dated May 13, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in CAE Inc.’s Annual Report on Form 40-F for the year ended March 31, 2008.

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.